Exhibit 10.1

SUPPLEMENTAL BENEFITS AGREEMENT

          This SUPPLEMENTAL BENEFITS AGREEMENT is dated as of August 19, 2004, and is entered into by and between W. R. Berkley Corporation, a Delaware corporation (the “Company”), and William R. Berkley (“Executive”).

          WHEREAS, Executive currently serves as the Company’s Chief Executive Officer and as the Chairman of the Board; and

          WHEREAS, each of Executive and the Company wish to enter into an agreement (this “Agreement”) providing for certain benefits upon Executive’s retirement as the Company’s Chief Executive Officer, subject to the terms and conditions contained herein.

          NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Definitions.

          (a) “Auditors” shall have the meaning set forth in Section 3 hereof.

          (b) “Board” means the Company’s Board of Directors.

          (c) “Cause” means (i) Executive is convicted of, or pleads guilty or no contest to any felony; or (ii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties to the Company, resulting, in either case, in material economic harm to the Company. For purposes of clause (ii) above, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

          (d) “Code” means the Internal Revenue Code of 1986, as amended.

          (e) “Enhanced Retirement Benefit” means the Retirement Benefit calculated on the date Executive attains age 72, actuarially increased to reflect the passage of time from the date Executive attained age 72 until the date of such Qualifying Termination, where such actuarial increase is determined on the following basis:

          Mortality: Based on the mortality rates under the 1994 Uninsured Pensioner Mortality Table (UP-94)

          Interest Rate: 6%

          (f) “Final Average Five-Year Compensation” means the average of Executive’s base salary and regular annual bonus (excluding any amounts paid under the

Company’s Long-Term Incentive Plan), earned in respect of each of the five fiscal years of the Company prior to the fiscal year in which a Qualifying Termination occurs.

          (g) “Good Reason” means, in each case without Executive’s consent, (i) any change in Executive’s title (including his position as Chairman of the Board) or any diminution in Executive’s authority or responsibility; (ii) the assignment of duties or responsibilities that are inconsistent in any material respect with Executive’s position or status as Chief Executive Officer of the Company; (iii) a reduction by the Company in Executive’s rate of annual base salary or a material reduction in the value of Executive’s annual bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time thereafter; (iv) any requirement of the Company that Executive be based anywhere more than twenty (20) miles from the office where Executive is located as of the date hereof; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor, as contemplated in Section 8 hereof.

          (h) “Gross-Up Payment” shall have the meaning set forth in Section 3 hereof.

          (i) “Highest Average Three-Year Compensation” means the greatest three fiscal year average of Executive’s base salary and regular annual bonus earned in respect of each such fiscal year (excluding any amounts paid under the Company’s Long-Term Incentive Plan), determined by using any three consecutive fiscal years over the ten fiscal year period prior to the year in which a Qualifying Termination occurs.

          (j) “Parachute Tax” shall have the meaning set forth in Section 3 hereof.

          (k) “Payment” shall have the meaning set forth in Section 3 hereof.

          (l) “Qualifying Termination” means the earliest to occur of (i) Executive’s resignation from employment as Chief Executive Officer of the Company for any reason; (ii) any termination of Executive’s employment by the Company other than for Cause; provided, however, that, in each case, Executive shall not be required to resign from his position as Chairman of the Board following any termination of employment in order for a Qualifying Termination to occur; or (iii) termination of Executive’s employment by reason of his death.

          (m) “Restricted Period” means the period commencing on the date of Executive’s resignation from employment as Chief Executive Officer without Good Reason and ending on the second anniversary thereof.

          (n) “Retirement Benefit” means an annual benefit equal to the greater of (i) $1,000,000, or (ii) fifty percent (50%) of Highest Average Three-Year Compensation, which in the case of clause (ii) shall in no event exceed one hundred fifty percent (150%) of Final Average Five-Year Compensation; provided, however, than in the event a Qualifying Termination occurs following the date upon which Executive attains age 72, the Retirement Benefit shall equal the greater of the Retirement Benefit or the Enhanced Retirement Benefit.

     Section 2. Benefits upon a Qualifying Termination.

          (a) Retirement Benefit. As soon as practicable following a Qualifying Termination, but in no event more than thirty (30) days following such Qualifying Termination, Executive shall be paid the first annual Retirement Benefit. Thereafter, Executive shall be paid the Retirement Benefit on each anniversary of the date of such Qualifying Termination for the remainder of his life. In the event that Executive’s Qualifying Termination occurs as a result of Executive’s death, or Executive’s death occurs following a Qualifying Termination, and if Executive’s spouse has not predeceased him, Executive’s spouse shall thereafter be entitled to receive fifty percent (50%) of the Retirement Benefit on each anniversary of such Qualifying Termination for the remainder of her life (and upon such Qualifying Termination, if it occurred as a result of Executive’s death). Notwithstanding the foregoing, within ten (10) business days following any Qualifying Termination, Executive may elect to have his spouse receive one hundred percent (100%) of the Retirement Benefit; provided, that, in such event, the Retirement Benefit shall be reduced by an amount such that the payments made to Executive and his spouse following such election will be the actuarial equivalent to the payments that would otherwise been made to Executive and his spouse had no such election occurred. The following actuarial assumptions shall be applied for purposes of determining the reduction described in the preceding sentence:

          Mortality: Based on the mortality rates under the 1994 Uninsured Pensioner Mortality Table (UP-94)

          Interest Rate: 6%

          (b) Continued Health Benefits. Following a Qualifying Termination, (i) for the remainder of Executive’s life, in the case of Executive, and for the remainder of his spouse’s life, in the case of Executive’s spouse, the Company shall provide Executive and Executive’s spouse with health insurance coverage with substantially the same level of benefits as provided to Executive and his spouse immediately prior to such Qualifying Termination; provided, that if Executive and/or his spouse become eligible to participate in any government provided health care coverage, Executive and/or his spouse shall participate in such coverage to the extent reasonably practicable, and, in such case, the level of benefits provided under this subsection (b) shall be reduced to avoid duplication of benefits. Notwithstanding the foregoing, following the date Executive and/or his spouse participate in such government provided coverage, Executive and/or his spouse shall have the right to elect not to use such government provided coverage with respect to any procedure if Executive and/or his spouse reasonably believe, in the Executive’s and/or the spouse’s discretion, that the same quality of care can not be provided through use of such coverage as the quality of care available through the Company provided coverage. Benefits provided to Executive and his spouse under this subsection (b) shall be paid by the Company; provided, however, that with respect to Executive’s spouse, until such time that Executive’s spouse participates in the government health care coverage described above, Executive and/or his spouse shall be responsible for payment to the Company of an amount equal to any “co-pay” applicable to spouses of other employees of the Company receiving the same level of benefits.

     (c) Perquisites.

     (i) For the period commencing on a Qualifying Termination and ending on the latest to occur of (A) two (2) years following the date of such Qualifying Termination, (B) the date on which Executive ceases to serve as Chairman of the Board, or (C) the date upon which Executive ceases to provide consulting services to the Company, the Company shall provide Executive with:

               (1) continued use of the Company airplane, in a manner consistent with Executive’s historical use of such airplane prior to such Qualifying Termination; and

               (2) a car and driver at a level consistent with that provided to Executive prior to such Qualifying Termination.

     (ii) Following a Qualifying Termination, for so long as Executive requests, the Company shall provide Executive with office accommodations and support, which shall include computer and telecommunication office equipment (e.g., fax machine, copy machine, telephones, etc.), reasonable office supplies and full-time secretarial support in a manner consistent with the office accommodations and support provided to him prior to such Qualifying Termination.

     Section 3. Additional Payments.

          (a) If it is determined by a nationally recognized United States public accounting firm selected by the Company and approved in writing by Executive (the “Auditors”) that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then Company shall pay to the Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

          (b) The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and such other documents reasonably requested by the Company evidencing such payment. If, after the Company’s payment to Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten business days of such determination, Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the Company (with its counsel) that to do so would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further, that if Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by Executive.

          (c) The fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the Auditors’ determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company.

     Section 4. Non-Competition; Consulting during the Restricted Period.

          (a) Non-Competition. In the event that Executive resigns from employment without Good Reason, Executive covenants and agrees that during the Restricted Period, with respect to any State of the United States of America or any other jurisdiction in which the Company engages in business at the time of such termination, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that engages in activities that are materially competitive with the Company or its subsidiaries.

          (b) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of the provisions of subsection (a) above unenforceable, the other provisions of this Agreement shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

          (c) Injunctive Relief. Without intending to limit the remedies available to the Company, but subject to subsection (e) below, Executive acknowledges that a breach of any of the covenants contained in subsection (a) above may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such actual or threatened breach of subsection (a) above, restraining Executive from engaging in activities prohibited by subsection (a) above or such other relief as may be required specifically to enforce any of the covenants in hereof.

          (d) Consulting Arrangement. During the Restricted Period, Executive agrees to be reasonably available to provide consulting services, at the request of the Board, for not more than twenty (20) hours per month. In connection with any request for Executive’s services hereunder, the Board shall give reasonable notice to Executive prior to time such services are to be performed and shall accommodate the Employee’s other professional or personal commitments to the extent reasonably possible. Executive shall not be entitled to additional compensation or fees as a result of providing such services.

          (e) No Set-Off. A breach by Executive of subsections (a) or (d) above shall not affect the right of Executive or his spouse to receive and continue to receive the Retirement Benefit and the other benefits and perquisites described in Section 2 hereof, and the Company shall have no right of set-off against any such amounts.

     Section 5. Taxes.

          The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

     Section 6. Legal Fees.

          If any legal action or proceeding is commenced to enforce or interpret the provisions of this Agreement, or any plan, agreement or arrangement referenced in this Agreement, or to recover damages for breach thereof, all reasonable legal fees, disbursements, costs and expenses paid or incurred by Executive in connection with any such action or proceeding shall be paid or reimbursed by the Company, irrespective of the outcome thereof, provided that if such action or proceeding is initiated by Executive or in his name, Executive shall not be entitled to such payment or reimbursement if it is finally determined by a court of competent jurisdiction that such action or proceeding was frivolous and brought by Executive (or in his name) in bad faith.

     Section 7. No Mitigation.

          Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

     Section 8. Successors and Assigns.

          (a) This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

     Section 9. Waiver and Amendments.

          Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

     Section 10. Severability.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     Section 11. Governing Law.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     Section 12. Section Headings.

          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     Section 13. Entire Agreement.

          This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter of this Agreement and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating thereto.

     Section 14. Counterparts.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

W. R. BERKLEY CORPORATION

By:	/S/ Richard G. Merrill

Name: Richard G. Merrill
Title: Chairman, Compensation Committee

William R. Berkley

/S/ William R. Berkley